Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Sigma Labs, Inc.

Santa Fe, New Mexico

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Sigma Labs, Inc. of our report dated March 31, 2014 with respect to our audits of the consolidated balance sheets of Sigma Labs, Inc., as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in this registration statement.

/s/ PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

December 18, 2014